Exhibit 99.1

Two Harbour Place
302 Knights Run Avenue
Tampa, FL 33602
813-209-0600
800-922-4596
FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (813) 209-0647

MARITRANS REPORTS SECOND QUARTER 2006 EARNINGS
AND DECLARES QUARTERLY DIVIDEND
     TAMPA, FL – August 1, 2006 – Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transport company, today announced its second quarter financial results and declared its quarterly dividend.
     Net income for the quarter ended June 30, 2006 was $3.6 million, or $0.30 diluted earnings per share, on revenues of $43.9 million. This compares with net income of $7.2 million, or $0.84 diluted earnings per share, on revenues of $46.3 million for the quarter ended June 30, 2005, which included $4.0 million received in connection with the settlement of the Company’s lawsuit with Penn Maritime, which was equivalent to approximately $0.30 diluted earnings per share, net of tax. Diluted earnings per share for the quarter ended June 30, 2006 includes a $0.01 increase as a result of the Company’s decision in the second quarter to account for major maintenance through the deferral method instead of the accrual method which the Company previously used.
     As of April 1, 2006, the Company changed its method of accounting for planned major maintenance activities from the accrual method to the deferral method. Previously, the Company made provisions for the cost of upcoming major periodic overhauls of vessels and equipment in advance of performing the related maintenance and repairs. The costs expected to be paid in the upcoming year were included in accrued shipyard costs as a current liability with the remainder classified as a long-term liability. Under the deferral method, costs actually incurred are amortized on a straight-line basis over the period beginning at the completion of the maintenance event and ending at the commencement of the next scheduled regulatory drydocking. Management believes the deferral method is a preferable method for accounting for planned major maintenance activities because (i) it better matches the expenses incurred with the revenues generated, (ii) the deferral method improves comparability with the Company’s industry since the majority of the Company’s competitors use this method and (iii) the deferral method best fits the Company’s business circumstances because the expenditures for planned major maintenance activities for the Company’s vessels are not continuous and the expenditures are not consistent across periods due to the timing of regulatory drydockings. An appendix is included at the end of this release that details the effect of the accounting change on Maritrans’ results from January 1, 2004 and each period thereafter.
     Walter Bromfield, Chief Financial Officer of Maritrans, commented, “We have changed our method of accounting for planned major maintenance activities in order to best match our planned drydocking costs with the revenues generated and to make our results more comparable with the majority of our competitors. As of the adoption of the change on April 1, 2006, we decreased our liabilities by $8.3 million, increased our retained earnings by $18.9 million and increased our assets by $10.6 million. Additionally, for each period that we are reporting we have decreased our maintenance expense and increased our depreciation and amortization, which in turn will increase EBITDA, to reflect the effect of the change in accounting principle.

This change flows through to other measures of results of the Company, including operating income, net income and diluted earnings per share, all of which we further detail in the appendix to this release.”
     Operating income for the quarter ended June 30, 2006 was $4.8 million compared to $8.0 million for the quarter ended June 30, 2005. Operating income for both periods include the accounting change mentioned above. During the second quarter, rates in the U.S. Jones Act spot market remained stable compared to the first quarter of 2006, although higher fuel costs reduced the net margins in that trade. The Company’s idle time in the spot clean fleet was higher than the comparable 2005 quarter but declined from the first quarter of 2006. This idle time tracked with refinery output available to move, which was lower than the comparable quarter in 2005, but higher than the first quarter of 2006. During the second quarter of 2006, the Company delivered 21 million barrels of crude oil to lightering customers compared to 23.9 million barrels delivered during the first quarter of 2006, which was primarily a result of ongoing refinery maintenance at one Delaware River refinery and changes in the crude oil sourcing patterns of two lightering customers.
     On a Time Charter Equivalent (“TCE”) basis, a commonly used industry measure where direct voyage costs are deducted from voyage revenue, TCE revenue was $33.6 million for the quarter ended June 30, 2006 compared to $34.7 million for the quarter ended June 30, 2005, a decrease of $1.1 million, or 3.2%. TCE revenue is a non-GAAP financial measure and a reconciliation of TCE revenue to revenue calculated in accordance with GAAP is attached hereto.
     During the second quarter of 2006, the Company experienced lower overall utilization than in the second quarter of 2005. Utilization for the second quarter of 2006 was 77.5% compared to 81.8% in the second quarter of 2005. In the quarter ended June 30, 2006, the Company experienced 140 days of out of service time for capital projects, including barge rebuilding, and vessel maintenance. This compares to out of service time for maintenance and capital projects, including barge rebuilding, of 154 days in the second quarter of 2005. In the quarter ended June 30, 2006, the Company also experienced 52 days of out of service for idle time in its spot clean product fleet due to refinery outages and refinery maintenance taking place in the quarter. This compares to out of service for idle time in the Company’s spot clean product fleet of 7 days in the second quarter of 2005. In addition, the Company experienced 49 days of out of service for the ALLEGIANCE while awaiting orders for a grain voyage. The Company had no vessels in grain service in the comparable period in 2005.
     Operating expenses increased to $39.1 million in the second quarter of 2006 from $38.4 million for the second quarter of 2005 primarily due to charter hire costs related to the charters of the vessels SEABROOK and SEA SWIFT, which charters did not exist in 2005.
     Jonathan Whitworth, Chief Executive Officer of Maritrans, commented, “While we believe that refinery maintenance will decrease in the third quarter and spot rates will remain strong, we expect certain factors to impact our results over the short-term. These factors are expected to produce lower earnings for the third quarter compared to the second quarter of 2006, but we currently anticipate that fourth quarter earnings will be higher than those achieved in the second quarter of 2006. Longer-term, we remain optimistic in Maritrans’ prospects for taking advantage of the favorable demand and supply fundamentals in the Jones Act industry as result of our leading market share in our two core businesses, significant progress building an OPA compliant double-hull fleet, as well as our capital cost advantage.”
     Commenting on factors expected to impact results in the short-term, Mr. Whitworth stated, “In terms of vessel days out of service for maintenance and barge rebuilding, the third quarter is expected to be the highest quarter for planned vessel shipyarding in 2006 with at least 184 days expected as we continue the double-hulling and lengthening of our barge M 210 and transforming her into the M 242. When the M 242 rejoins our fleet in the fall we will immediately commence the double-hulling and lengthening of our OCEAN 211 and transforming her into the M 243. We expect the number of vessel days out of service days for maintenance and barge rebuilding to be at least 92 days for the fourth quarter. In total, we expect to invest approximately 340 days into these two rebuild projects in 2006. For 2007, as we reach the completion of the double-hulling of the M 243, we expect to invest approximately 180 days in rebuilding. Therefore, looking ahead to 2007, we will have less vessel time out of service for maintenance and rebuilding than we have experienced in 2006. We currently do not expect the M 215, our last single-hulled barge, to be converted to a double-hull until 2008, although we may sign a contract and begin pre-fabrication before that time.
     “Our second single-hulled tanker, the PERSEVERANCE, is set to enter the grain trade, although she is likely going to be idle for 30 to 45 days while we bid on upcoming grain cargoes. The rates that we expect this vessel will achieve, as well as her sister vessel, the ALLEGIANCE, are significantly lower than the rates they were previously achieving in oil transportation and are currently lower than our expectation when we decided to enter this trade. As a result of rates currently being very close to their cash breakeven levels, we continue to evaluate these vessels’ viability in our service going forward.
     “In our lightering fleet, two of our customers have lowered their lightering needs as a result of the smaller size of the vessels that they are bringing to their refineries and the less lightering required to reach the final destination. One of these customers has informed us that they will revert back to larger vessels by the end of the third quarter. We are working with the second customer to demonstrate the economies of scale that accrue to them by using larger vessels to deliver their crude oil to their refineries. We expect lightering volumes to increase by the fourth quarter of 2006.
     “For the remainder of 2006, we expect to continue to maintain approximately 35% of our fleet in spot and 65% in contract. Recently renewed contracts will generate higher daily rates on four of our term contracts in the second half of the year, with the biggest impact being recognized beginning in December 2006 and continuing into 2007.
     “In terms of operating expenses, we have begun recruiting mariners, and utilizing them in training positions, so that we will be well positioned to man our three new articulated tug/barge units when we begin taking delivery in 2007. Those new mariners are expected to add to our operating expenses going forward.”
FLEET AND MARKET REPORT
     Maritrans operates a fleet of oil tankers and oceangoing married tug/barge units. In the second quarter of 2006, the Company operated its fleet at approximately 35% spot and 65% contract and intends to maintain similar spot market exposure in the third quarter of 2006. The overall spot market rates for the second quarter of 2006 increased approximately 6.4% compared to the second quarter of 2005, yet, due to the increase in fuel cost, the average spot TCE rate increased approximately 1%-2%.
     In June, the ALLEGIANCE entered into a charter to transport grain from Corpus Christi to Port Sudan. The vessel is scheduled to complete discharging in August and return to the US west coast by early September. The current grain cargo is the vessel’s third charter since being removed from petroleum transportation service in December 2005 in accordance with the Oil Pollution Act of 1990. In July 2006, the Company’s tanker PERSEVERANCE reached its mandatory oil retirement date and will now also bid for grain cargoes. The Company believes that the vessel will be idle for the next 30 to 45 days while awaiting orders for her initial grain voyage.

FLEET CONSTRUCTION PROGRAM
     Since 1998, Maritrans has been actively engaged in a double-hull rebuilding program aimed at ensuring that the Company’s Jones Act fleet is compliant with the U.S. Oil Pollution Act of 1990 (“OPA”). Maritrans’ patented barge rebuilding process enables the Company to convert its vessels for significantly less cost than building new vessels.
     During 2006, the Company has continued to successfully implement its rebuilding program. The rebuild of the Company’s seventh barge, the M 210, commenced on January 26, 2006. The vessel’s rebuild is expected to have a total cost of approximately $30 million. The rebuild of the Company’s eighth barge, the OCEAN 211, is expected to commence following the return to service of the M 210. The OCEAN 211’s rebuild is also expected to have a total cost of approximately $30 million. The rebuilds of the M 210 and OCEAN 211 will also include the insertions of mid-bodies that will increase each of their respective capacities by approximately 38,000 barrels, or 17%. The rebuilds of the M 210 and the OCEAN 211 are expected to be completed in the fourth quarter of 2006 and the second quarter of 2007, respectively. Upon completion of their double-hulling, and reflecting their larger carrying capacities, the M 210 and OCEAN 211 will be renamed the M 242 and M 243, respectively.
     Following the execution of a letter of intent in April 2006, Maritrans signed a definitive agreement in May 2006 with Bender Shipbuilding & Repair Co., Inc. to build two new 8,000-horsepower tugboats. One tugboat is expected to be delivered in the fourth quarter of 2008 with the second delivered in the first quarter of 2009. The cost of each tugboat is expected to be $16 million, for a total cost of $32 million. Once delivered, one of the tugboats will replace the tugboat VALOUR. The Company has entered into a charter to lease a substitute tugboat until the new tugboat is delivered. The Company plans to pair the second newbuild tugboat with the M 215, the final single-hulled barge slated for rebuilding and lengthening.
     Mr. Whitworth concluded, “Achieving fleet growth remains a core objective for Maritrans and complements our successful barge rebuilding program. We continue to believe that large articulated tug barges will become the replacement vessel of choice. We remain committed to providing the market with the next generation of ATB’s, enabling the Company to satisfy customers’ domestic petroleum transportation needs at a lower cost than competitors without sacrificing speed, cargo capacity or safety. Consistent with the three ATB’s that the Company is currently building, we will continue to seek opportunities that expand our industry leadership in a financially responsible manner in both core and related businesses.”
DIVIDEND
     Maritrans’ Board of Directors declared a quarterly dividend of $0.11 per share, payable on August 30, 2006 to stockholders of record on August 16, 2006.
CONFERENCE CALL INFORMATION
     Maritrans’ management will host a conference call on Wednesday, August 2, 2006, at 9:00 a.m. eastern time to discuss the Company’s second quarter results. To access this call, please dial 800-732-8451. A replay of the call may be accessed by dialing 800-633-8284 and providing the reservation number 21299278. The replay will be available from 11:00 a.m. eastern time on Wednesday, August 2, 2006, to 11:00 a.m. eastern time on Wednesday, August 16, 2006. The conference call will also be webcast live on Maritrans’ website, www.maritrans.com and will be available on the website through Wednesday, August 16, 2006.
ABOUT MARITRANS
     Maritrans Inc. is a U.S.-based company with a 78-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans employs a fleet of 11 tug/barge units and 5 tankers. Two of these tankers were redeployed to the transportation of non-petroleum cargo. Approximately 75 percent of our oil carrying fleet capacity is double-hulled. Our current oil carrying fleet capacity aggregates approximately 3.4 million barrels, 79 percent of which is barge capacity. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.
SAFE HARBOR STATEMENT
     Certain statements in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to present or anticipated utilization, future revenues and customer relationships, capital expenditures, future financings, and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from any future results, levels of activity, growth, performance, earnings per share or achievements expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘seem,’’ ‘‘should,’’ ‘‘believe,’’ ‘‘future,’’ ‘‘potential,’’ ‘‘estimate,’’ ‘‘offer,’’ ‘‘opportunity,’’ ‘‘quality,’’ ‘‘growth,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘focus,’’ ‘‘through,’’ ‘‘strategy,’’ ‘‘provide,’’ ‘‘meet,’’ ‘‘allow,’’ ‘‘represent,’’ ‘‘commitment,’’ ‘‘create,’’ ‘‘implement,’’ ‘‘result,’’ ‘‘seek,’’ ‘‘increase,’’ ‘‘establish,’’ ‘‘work,’’ ‘‘perform,’’ ‘‘make,’’ ‘‘continue,’’ ‘‘can,’’ ‘‘will,’’ ‘‘include,’’ or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this prospectus supplement. The forward-looking statements are subject to a number of risks and uncertainties and include the following: demand for, or level of consumption of, oil and petroleum products; future spot market charter rates; ability to attract and retain experienced, qualified and skilled crewmembers; competition that could affect our market share and revenues; risks inherent in marine transportation; the cost and availability of insurance coverage; delays or cost overruns in the building of new vessels, the double-hulling of our remaining single hulled vessels and scheduled shipyard maintenance; decrease in demand for lightering services; environmental and regulatory conditions; reliance on a limited number of customers for revenue; the continuation of federal law restricting United States point-to-point maritime shipping to US vessels (the Jones Act); asbestos-related lawsuits; fluctuating fuel prices; high fixed costs; capital expenditures required to operate and maintain a vessel may increase due to government regulations; reliance on unionized labor; federal laws covering our employees that may subject us to job-related claims; and significant fluctuations of our stock price. Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this news release completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our estimates and assumptions only as of the date of this news release. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue	$43,903	$46,330	$91,287	$89,870
Voyage Costs	10,344	11,667	22,008	20,596

Time Charter Equivalent	$33,559	$34,663	$69,279	$69,274

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($ Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue	$43,903	$46,330	$91,287	$89,870
Operations expense
Operations expense	13,880	13,575	28,525	26,689
Charter hire	2,870	—	5,537	—
Voyage costs	10,344	11,667	22,008	20,596
Maintenance expense	1,649	1,426	3,823	2,819
General and administrative expense	2,287	2,423	4,592	7,809
Depreciation and amortization expense	8,056	9,271	17,059	18,216
Gain on sale of assets	—	—	(2,868)	(647)

Operating Income	4,817	7,968	12,611	14,388
Other Income	824	4,152	1,578	4,259
Interest Expense	(108)	(733)	(381)	(1,421)

Pre-tax income	5,533	11,387	13,808	17,226
Income Tax Provision	1,928	4,156	4,849	6,287

Net Income	$3,605	$7,231	$8,959	$10,939

NOTE: All periods presented are conformed to the new major maintenance accounting treatment. See also Appendix I.

Diluted Earnings Per Share	$0.30	$0.84	$0.74	$1.28
Diluted Shares Outstanding	12,042	8,571	12,039	8,545
Capital Expenditures	$15,495	$6,030	$26,564	$14,004

Utilization of Calendar days	77.5%	81.8%	78.5%	81.8%
Barrels carried (in millions)	40.7	44.4	84.3	89.6
Available days	1,308	1,203	2,615	2,392
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
($ Thousands)

	June 30, 2006	December 31, 2005
Cash and cash equivalents	$58,875	$58,794
Other current assets	27,371	29,522
Net vessels and equipment	248,872	233,641
Other assets	18,458	24,479

Total assets	$353,576	$346,436

Current portion of debt	$4,086	$3,973
Total other current liabilities	25,060	21,311
Long-term debt	53,329	55,400
Deferred other liabilities	9,930	9,435
Deferred income taxes	41,253	42,321
Stockholders’ equity	219,918	213,996

Total liabilities and stockholders’ equity	$353,576	$346,436

NOTE: All periods presented are conformed to the new major maintenance accounting treatment. See also Appendix I

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
($ Thousands)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$8,959	$10,939
Depreciation and amortization	17,059	18,216
Other	1,026	(356)

Total adjustments to net income	18,085	17,860

Net cash provided by operating activities	27,044	28,799

Net cash used in investing activities	(22,564)	(13,357)

Net cash used in financing activities	(4,399)	(2,958)

Net increase in cash and cash equivalents	81	12,484
Cash and cash equivalents at beginning of period	58,794	6,347

Cash and cash equivalents at end of period	$58,875	$18,831

NOTE: All periods presented are conformed to the new major maintenance accounting treatment. See also Appendix I.

			Barge or Tanker
	Capacity in	Double-	Initial Construction/
Barges/Tugs	Barrels(1)	Hull	Rebuild Date

M 400/Constitution	410,000	Yes	1981	Originally built with double-hull
M 300/Liberty	263,000	Yes	1979	Originally built with double-hull
M 254/Intrepid	250,000	Yes	2002	Double-hull rebuild
M 252/Navigator	250,000	Yes	2002	Double-hull rebuild
M 244/Seafarer	240,000	Yes	2000	Double-hull rebuild
M 215/Sea Swift (5)	214,000	No	1975	Decision to rebuild has not yet been made(2)
Ocean 211/Freedom	212,000	No	2007	Scheduled double-hull delivery(3)
M 210/Columbia	213,000	No	2006	Scheduled double-hull delivery(3)
M 214/Honour	208,000	Yes	2004	Double-hull rebuild(4)
M 209/Enterprise	206,000	Yes	2005	Double-hull rebuild(4)
M 192/Independence	172,000	Yes	1998	Double-hull rebuild

Total oil carrying capacity	2,638,000

Oil Tankers

Integrity	270,000	Yes	1975	Originally built with double-hull
Diligence	270,000	Yes	1977	Originally built with double-hull
Seabrook (6)	224,000	No	1983

Total oil carrying capacity	764,000

Other

Allegiance	251,000	No	1980	Redeployed in transport of grain
Perseverance	251,000	No	1981	Prepared to transport grain

	502,000

Total capacity	3,904,000

(1)	Represents 98% capacity, which is the effective carrying capacity of a tank vessel.

(2)	If rebuilt, we anticipate that a 30,000 barrel mid-body would be inserted.

(3)	Vessels are being rebuilt with 38,000 barrel mid-body insertions.

(4)	Completion of the double-hull rebuild included a 30,000 barrel mid-body insertion.

(5)	Sea Swift chartered in from Crowley Maritime Corporation.

(6)	Chartered in from Seabrook Carriers Inc.

APPENDIX I
ACCOUNTING CHANGE FOR PLANNED MAJOR MAINTENANCE ACTIVITIES
As of April 1, 2006, the Company changed its method of accounting for planned major maintenance activities from the accrual method to the deferral method. Previously the Company made provisions for the cost of upcoming major periodic overhauls of vessels and equipment in advance of performing the related maintenance and repairs. The costs expected to be paid in the upcoming year were included in accrued shipyard costs as a current liability with the remainder classified as a long-term liability. Under the deferral method, costs actually incurred are amortized on a straight-line basis over the period beginning at the completion of the maintenance event and ending at the commencement of the next scheduled regulatory drydocking. Management believes the deferral method is a preferable method for accounting for planned major maintenance activities because (i) it better matches the expenses incurred with the revenues generated, (ii) the deferral method improves comparability with the Company’s industry since the majority of the Company’s competitors use this method and (iii) the deferral method best fits the Company’s business circumstances because the expenditures for planned major maintenance activities for the Company’s vesels are not continuous and the expenditures are not consistent across periods due to the timing of regulatory drydockings.
The Company recorded this change in accounting principle in accordance with SFAS No. 154, Accounting Changes and Error Corrections, which provides guidance on the accounting for and the reporting of accounting changes, including changes in accounting principles. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. This statement requires retrospective application of accounting changes which is defined as the application of a different accounting principle to prior accounting periods as if that principle had always been used.
Pursuant to SFAS No. 154, the Company is required to apply the new accounting principle to all prior periods that the Company will report upon in the Annual Report on Form 10-K for the year ended December 31, 2006. Therefore, this accounting principle was retrospectively applied to the period of January 1, 2004 and to each period thereafter. The cumulative effect of the retrospective change to this accounting principle as of January 1, 2004 was a $17.5 million increase in total assets, a $3.1 million decrease in total liabilities and a $20.6 million increase in retained earnings.
Before the Impact of the Change in Accounting Principle ($000, except per share amounts)

	2Q06	2Q05	YTD 6/06	YTD 6/05	2005	2004
Maintenance Expense	$4,931	$5,166	$10,208	$10,091	$20,320	$20,761
Depreciation and Amortization	4,958	5,719	10,202	11,215	23,201	22,193
Operating Income	4,633	7,780	13,083	14,117	26,638	14,538
Net Income	3,487	7,111	9,261	10,766	19,879	9,832
Diluted Earnings per Share	$0.29	$0.83	$0.77	$1.26	$2.28	$1.16
After the Impact of the Change in Accounting Principle ($000, except per share amounts)

	2Q06	2Q05	YTD 6/06	YTD 6/05	2005	2004
Maintenance Expense	$1,649	$1,426	$3,823	$2,819	$6,245	$7,688
Depreciation and Amortization	8,056	9,271	17,059	18,216	35,912	37,775
Operating Income	4,817	7,968	12,611	14,388	28,002	12,029
Net Income	3,605	7,231	8,959	10,939	20,752	8,226
Diluted Earnings per Share	$0.30	$0.84	$0.74	$1.28	$2.38	$0.97

The following presents the effect of the retrospective application of this change in accounting principle on the Company’s income statement and balance sheet as of and for the respective periods.

		Effect of
	Three Months Ended	Change in	Three Months Ended
	June 30, 2006	Accounting	June 30, 2006
	Pre Adoption	Principle	as Reported
Revenues	$43,903		$43,903
Costs and expenses:
Operation expense	27,094		27,094
Maintenance expense	4,931	(3,282)	1,649
General and administrative	2,287		2,287
Depreciation and amortization	4,958	3,098	8,056

Total operating expenses	39,270	(184)	39,086
Operating income	4,633	184	4,817
Interest expense	(108)		(108)
Interest income	761		761
Other income, net	63		63

Income before income taxes	5,349	184	5,533
Income tax provision	1,862	66	1,928

Net income	$3,487	$118	$3,605

Basic earnings per share	$0.29	$0.01	$0.30
Diluted earnings per share	$0.29	$0.01	$0.30

		Effect of
	Three Months Ended	Change in	Three Months Ended
	March 31, 2006	Accounting	March 31, 2006
	as Reported	Principle	as Adjusted
Revenues	$47,384		$47,384
Costs and expenses:
Operation expense	28,976		28,976
Maintenance expense	5,277	(3,103)	2,174
General and administrative	2,305		2,305
Depreciation and amortization	5,244	3,759	9,003
Gain on involuntary conversion of assets	(2,868)		(2,868)

Total operating expenses	38,934	656	39,590
Operating income	8,450	(656)	7,794
Interest expense	(273)		(273)
Interest income	678		678
Other income, net	76		76

Income before income taxes	8,931	(656)	8,275
Income tax provision	3,157	(236)	2,921

Net income	$5,774	$(420)	$5,354

Basic earnings per share	$0.49	$(0.04)	$0.45
Diluted earnings per share	$0.48	$(0.03)	$0.45

	Three Months Ended	Effect of Change in	Three Months Ended
	June 30, 2005	Accounting	June 30, 2005
	as Reported	Principle	as Adjusted
Revenues	$46,330		$46,330
Costs and expenses:
Operation expense	25,242		25,242
Maintenance expense	5,166	(3,740)	1,426
General and administrative	2,423		2,423
Depreciation and amortization	5,719	3,552	9,271

Total operating expenses	38,550	(188)	38,362
Operating income	7,780	188	7,968
Interest expense	(733)		(733)
Interest income	115		115
Other income, net	4,037		4,037

Income before income taxes	11,199	188	11,387
Income tax provision	4,088	68	4,156

Net income	$7,111	$120	$7,231

Basic earnings per share	$0.85	$0.01	$0.86
Diluted earnings per share	$0.83	$0.01	$0.84

	Six Months Ended	Effect of Change in	Six Months Ended
	June 30, 2006	Accounting	June 30, 2006
	Pre Adoption	Principle	as Reported
Revenues	$91,287		$91,287
Costs and expenses:
Operation expense	56,070		56,070
Maintenance expense	10,208	(6,385)	3,823
General and administrative	4,592		4,592
Depreciation and amortization	10,202	6,857	17,059
Gain on involuntary conversion of assets	(2,868)		(2,868)

Total operating expenses	78,204	472	78,676
Operating income	13,083	(472)	12,611
Interest expense	(381)		(381)
Interest income	1,439		1,439
Other income, net	139		139

Income before income taxes	14,280	(472)	13,808
Income tax provision	5,019	(170)	4,849

Net income	$9,261	$(302)	$8,959

Basic earnings per share	$0.78	$(0.03)	$0.75
Diluted earnings per share	$0.77	$(0.03)	$0.74

		Effect of
	Six Months Ended June	Change in	Six Months Ended
	30, 2005	Accounting	June 30, 2005
	as Reported	Principle	as Adjusted
Revenues	$89,870		$89,870
Costs and expenses:
Operation expense	47,285		47,285
Maintenance expense	10,091	(7,272)	2,819
General and administrative	7,809		7,809
Depreciation and amortization	11,215	7,001	18,216
Gain on sale of assets	(647)		(647)

Total operating expenses	75,753	(271)	75,482
Operating income	14,117	271	14,388
Interest expense	(1,421)		(1,421)
Interest income	167		167
Other income, net	4,092		4,092

Income before income taxes	16,955	271	17,226
Income tax provision	6,189	98	6,287

Net income	$10,766	$173	$10,939

Basic earnings per share	$1.29	$0.02	$1.31
Diluted earnings per share	$1.26	$0.02	$1.28

		Effect of
		Change in
	June 30, 2006	Accounting	June 30, 2006
	Pre Adoption	Principle	as Reported
ASSETS
Current assets	$93,779	$(7,533)	$86,246
Vessels and equipment, net	248,872		248,872
Deferred costs, net	—	15,389	15,389
Goodwill	2,863		2,863
Other	687	(481)	206

Total assets	$346,201	$7,375	$353,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$35,613	$(6,467)	$29,146
Non-current liabilities	109,669	(5,157)	104,512
Stockholders’ equity	200,919	18,999	219,918

Total liabilities and stockholders’ equity	$346,201	$7,375	$353,576

		Effect of
		Change in
	December 31, 2005	Accounting	December 31, 2005
	as Reported	Principle	as Adjusted
ASSETS
Current assets	$94,474	$(6,158)	$88,316
Vessels and equipment, net	233,572	69	233,641
Deferred costs, net	—	21,405	21,405
Goodwill	2,863		2,863
Other	1,094	(883)	211

Total assets	$332,003	$14,433	$346,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$31,867	$(6,583)	$25,284
Non-current liabilities	106,153	1,003	107,156
Stockholders’ equity	193,983	20,013	213,996

Total liabilities and stockholders’ equity	$332,003	$14,433	$346,436

	Six Months Ended	Effect of Change in	Six Months Ended
	June 30, 2006	Accounting	June 30, 2006
	Pre Adoption	Principle	as Reported
Cash flows from operating activities:
Net income	$9,261	$(302)	$8,959
Total adjustments to net income	17,852	233	18,085

Net cash provided by operating activities	27,113	(69)	27,044
Cash flows from investing activities:
Net cash used in investing activities	(22,633)	69	(22,564)
Cash flows from financing activities:
Net cash used in financing activities	(4,399)	—	(4,399)

Net increase in cash and cash equivalents	81		81
Cash and cash equivalents at beginning of year	58,794	—	58,794

Cash and cash equivalents at end of year	$58,875	$—	$58,875

	Six Months Ended	Effect of Change in	Six Months Ended
	June 30, 2005	Accounting	June 30, 2005
	as Reported	Principle	as Adjusted
Cash flows from operating activities:
Net income	$10,766	$173	$10,939
Total adjustments to net income	18,033	(173)	17,860

Net cash provided by operating activities	28,799	—	28,799
Cash flows from investing activities:
Net cash used in investing activities	(13,357)		(13,357)
Cash flows from financing activities:
Net cash used in financing activities	(2,958)	—	(2,958)

Net increase in cash and cash equivalents	12,484		12,484
Cash and cash equivalents at beginning of year	6,347	—	6,347

Cash and cash equivalents at end of year	$18,831	$—	$18,831

	Twelve Months Ended	Effect of Change in	Twelve Months Ended
	December 31, 2005	Accounting	December 31, 2005
	as Reported	Principle	as Adjusted
Revenues	$180,710		$180,710
Costs and expenses:
Operation expense	98,701		98,701
Maintenance expense	20,320	(14,075)	6,245
General and administrative	12,478		12,478
Depreciation and amortization	23,201	12,711	35,912
Gain on sale of assets	(628)		(628)

Total operating expenses	154,072	(1,364)	152,708
Operating income	26,638	1,364	28,002
Interest expense	(2,846)		(2,846)
Interest income	393		393
Other income, net	4,203		4,203

Income before income taxes	28,388	1,364	29,752
Income tax provision	8,509	491	9,000

Net income	$19,879	$873	$20,752

Basic earnings per share	$2.33	$0.10	$2.43
Diluted earnings per share	$2.28	$0.10	$2.38

		Effect of
	Twelve Months Ended	Change in	Twelve Months Ended
	December 31, 2005	Accounting	December 31, 2005
	as Reported	Principle	as Adjusted
Cash flows from operating activities:
Net income	$19,879	$873	$20,752
Total adjustments to net income	18,895	(804)	18,091

Net cash provided by operating activities	38,774	69	38,843
Cash flows from investing activities:
Net cash used in investing activities	(64,222)	(69)	(64,291)
Cash flows from financing activities:
Net cash provided by financing activities	77,895	—	77,895

Net increase in cash and cash equivalents	52,447		52,447
Cash and cash equivalents at beginning of year	6,347	—	6,347

Cash and cash equivalents at end of year	$58,794	$—	$58,794

	Twelve Months Ended	Effect of Change	Twelve Months Ended
	December 31, 2004	in Accounting	December 31, 2004
	as Reported	Principle	as Adjusted
Revenues	$149,718		$149,718
Costs and expenses:
Operation expense	80,517		80,517
Maintenance expense	20,761	(13,073)	7,688
General and administrative	11,709		11,709
Depreciation and amortization	22,193	15,582	37,775

Total operating expenses	135,180	2,509	137,689
Operating income	14,538	(2,509)	12,029
Interest expense	(2,318)		(2,318)
Interest income	254		254
Other income, net	333		333

Income before income taxes	12,807	(2,509)	10,298
Income tax provision	2,975	(903)	2,072

Net income	$9,832	$(1,606)	$8,226

Basic earnings per share	$1.20	$(0.20)	$1.00
Diluted earnings per share	$1.16	$(0.19)	$0.97

		Effect of
	Twelve Months Ended	Change in	Twelve Months Ended
	December 31, 2004	Accounting	December 31, 2004
	as Reported	Principle	as Adjusted
Cash flows from operating activities
Net income	$9,832	$(1,606)	$8,226
Total adjustments to net income	16,684	1,606	18,290

Net cash provided by operating activities	26,516	—	26,516
Cash flows from investing activities:
Net cash used in investing activities	(25,111)		(25,111)
Cash flows from financing activities
Net cash provided by financing activities	1,328	—	1,328

Net increase in cash and cash equivalents	2,733		2,733
Cash and cash equivalents at beginning of year	3,614	—	3,614

Cash and cash equivalents at end of year	$6,347	$—	$6,347